Exhibit 5.1 and 23.1

30 Main Street, Suite 500│ P.O. Box 1489 │Burlington, VT 05402-1489

May 20, 2025

Board of Directors
Union Bankshares, Inc.
20 Lower Main Street
Morrisville, VT 05661-0667

Ladies and Gentlemen:

We have acted as counsel to Union Bankshares, Inc., a Vermont corporation (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated May 20, 2025 (the “Prospectus Supplement”) including the base prospectus included therein (together with the Prospectus Supplement, the “Prospectus”), pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of shares of its common stock, $2.00 par value per share (the “Shares”), having an aggregate offering price of up to $40,000,000 pursuant to that certain Equity Distribution Agreement, dated May 20, 2025, among the Company, its wholly-owned subsidiary, Union Bank, and Piper Sandler & Co (the “Equity Distribution Agreement”). The Shares will be offered and sold from time to time pursuant to Rule 415 under the Securities Act, and have been registered under the Securities Act on Form S-3 (File No. 333-285164) filed with the Commission on February 24, 2025 and declared effective by the Commission on March 18, 2025 (the “Registration Statement”).

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Equity Distribution Agreement, (iv) originals, or copies certified or otherwise identified to our satisfaction, of the Company’s the Amended and Restated Articles of Association and the Company’s Amended and Restated Bylaws, and (v) such other documents, records and other instruments as we have considered necessary or appropriate for purposes of our opinion set forth below.

In rendering the opinion set forth below, we have assumed that, at the time of the issuance, sale and delivery of the Shares (i) the Company’s authorization thereof shall not have been modified or rescinded, and no change in law affecting the validity of such Shares shall have occurred, and (ii) the Company shall have sufficient authorized and unissued shares of its common stock from which to issue the Shares. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to questions of fact material to our opinion, with your permission we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing assumptions, and subject to the limitations set forth herein, we are of the opinion that issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Prospectus and the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.
VERMONT | NEW HAMPSHIRE | D.C.
www.primmer.com

The foregoing opinion is limited to the laws of the State of Vermont.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed, or to be filed, by the Company on the date hereof and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Primmer Piper Eggleston & Cramer PC